Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-514-0115

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND OPERATING RESULTS

FOR THE FIRST QUARTER OF FISCAL 2008

CANTON, MA, (May 22, 2008) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, LivingXL and ShoesXL, announced today its sales and operating results for the first quarter of fiscal 2008.

Sales for the first quarter of fiscal 2008 decreased 2.7% to $107.6 million from $110.6 million for the first quarter of fiscal 2007. Comparable sales for the thirteen week period ended May 3, 2008 decreased 2.0% when compared to the same thirteen week period of the prior year.

For the first quarter of fiscal 2008, net income was $96,000, or $0.00 per diluted share, compared to net income for the first quarter of fiscal 2007 of $1.1 million, or $0.03 per diluted share. Results for the first quarter of fiscal 2007 include a loss from the Jared M discontinued operations of $0.4 million, or $(0.01) per diluted share.

“As we anticipated, our first quarter sales were impacted by the difficult economy and overall weakness in the men’s apparel business, but we were able to maintain our merchandise margin rates and control our expenses,” said David Levin, President and CEO of Casual Male. “We are also encouraged that while store traffic was down, our conversion rate and average sales transaction at Casual Male XL improved significantly in the first quarter.”

2008 Guidance and Highlights

The Company continues to expect earnings per share for fiscal 2008 of approximately $0.25 to $0.30 per diluted share, based on an estimated total sales level of $470 to $480 million.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its first quarter fiscal 2008 earnings results. The conference call will broadcast live today, Thursday, May 22, 2008 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and London, England, operates 466 Casual Male XL retail and outlet stores, 26 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding operating results for fiscal 2008, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 26, 2008, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 3, 2008	May 5, 2007
Sales	$107,642	$110,631
Cost of goods sold including occupancy	59,303	60,007

Gross profit	48,339	50,624
Expenses:
Selling, general and administrative	43,320	43,342
Depreciation and amortization	4,168	4,024

Total expenses	47,488	47,366

Operating income	851	3,258
Other income, net	130	138
Interest expense, net	(821)	(807)

Income from continuing operations before income taxes	160	2,589
Provision for income taxes	64	1,036

Income from continuing operations	96	1,553
Loss from discontinued operations, net of taxes	—	(429)

Net income	$96	$1,124

Net income per share – basic
Income from continuing operations	$0.00	$0.04
Loss from discontinued operations	$0.00	$(0.01)

Net income per share – basic	$0.00	$0.03
Net income per share – diluted
Income from continuing operations	$0.00	$0.04
Loss from discontinued operations	$0.00	$(0.01)

Net income per share – diluted	$0.00	$0.03
Weighted-average number of common shares outstanding:
Basic	41,391	42,191
Diluted	41,692	44,383

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 3, 2008 and February 2, 2008

(In thousands)

	May 3, 2008	February 2, 2008
ASSETS
Cash and investments	$6,381	$5,293
Inventories	123,558	117,787
Other current assets	16,207	14,316
Deferred income taxes	28,527	28,617
Property and equipment, net	60,733	62,156
Goodwill and other intangibles	95,772	95,851
Other assets	1,316	1,341

Total assets	$332,494	$325,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$60,235	$65,080
Notes payable	53,996	40,978
Long-term debt, net of current portion	11,231	12,450
Deferred gain, net of current portion	24,546	24,912
Stockholders’ equity	182,486	181,941

Total liabilities and stockholders’ equity	$332,494	$325,361

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